Exhibit 4.10

English Summary of Asset Transfer Contract Regarding MCL Project

This contract (“Contract”) is entered into on April 7, 2017 in Shanghai, China by and between:

Transferor: MCL Technology (China) Co., Ltd. (hereinafter referred to as “Party A”), and

Transferee: Baotong E-Logistics Technology (Suzhou) Limited (hereinafter referred to as “Party B”).

Party A and Party B may be individually referred to as a “Party” or collectively as the “Parties”.

Whereas:

1.	Party A owns the land use right of the land located in Suzhou Municipality (“Project Land”). The nature of the Project Land is for industrial use.

2.	As of the signing of this Contract, Party A has obtained Property Ownership Certificate of the buildings on the Project Land.

3.	Party B intends to acquire the land use right of the Project Land and buildings on it (collectively called “Target Project” as defined below).

Therefore, in accordance with the relevant laws and regulations of the People’s Republic of China (for the purpose of this Contract, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region), in the principle of equality, willingness, fairness and integrity, Party A and Party B entered into this Contract through negotiation, both Parties hereby reiterate and confirm that the contract is the true expression of both Parties and shall be binding to the Parties.

1

Article 1	Definitions and Interpretations

In this Contract, unless the context indicates otherwise, the following words and expressions shall have the meanings ascribed to them as follows:

a)	“Target Project” refers to the Project Land in Suzhou, developed by Party A, and covers total area of 133,542.40 square meters with land use right, as well as the seven (7) buildings with total floor area of 118,201.97 square meters and ancillary facilities thereto on such land. The information of the land and the buildings are as follows:

Land:

Location	Suzhou
Area with Land Use Right	133,542.40 square meters
Term of Use Right	to June 9, 2061
Method of Obtaining the Land Use Right	Conveyance
Use of Land	Industrial land

Buildings:

Building No.	Use of the Buildings	Location	Floor Area (㎡)/ Number of Storey
1	Entrance guard	Suzhou	39.72 / 1
2	Canteen		2,141.69 / 2
3	Dormitory		8,801.66 / 5
4	Equipment room		961.58 / 2
5	Warehouse		84,630.53 / 3
6	Warehouse		21,587.07 / 1
7	Entrance guard		39.72 / 1

b)	“Transfer Price” refers to the total consideration that shall be actually paid by Party B to Party A for acquiring from Party A the Target Project, including the purchase prices for the land use right, buildings, ancillary facilities and equipment. Each of the Parties shall bear the taxes payable by each Party respectively arising from the transaction contemplated herein in accordance with the laws, regulations, or this Contract. The taxes payable by Party B in accordance with the laws and regulations shall not be included in the total consideration for the transaction contemplated herein.

2

c)	“Approval and Registration of Transfer” refers to approval and registration of transfer of the Target Project by the Real Estate Registration Center in Suzhou Municipality according to the laws.

d)	“Delivery Date” refers to the date on which Party A and Party B sign the Confirmation of Delivery of the Target Project.

e)	“Affiliate”, with respect to a party, any legal entity or natural person that controls, jointly controls, or can exert significant influence on that party, or any legal entity or natural person that is under common control or significant influence with that party.

Article 2	Transfer of the Target Project

2.1	Party A is a foreign-invested enterprise registered in Suzhou Municipality, China, and is engaged in the development, construction, and operation of MCL Project (the “Target Project”) which is located in Suzhou Municipality, China.

2.2	Party B is a limited liability company registered in Suzhou Municipality, and intends to purchase all assets of the Target Project from Party A.

2.3	Party A agrees to transfer to Party B, and Party B agrees to purchase from Party A, on an as-is basis, in accordance with the terms and conditions hereof, one hundred percent (100%) of the rights and interests in the Target Project, including: (1) building foundation, aboveground structures, and underground structures; (2) the land use right of the land on which the Target Project is located; and (3) the government approvals related to project approval and construction.

Article 3	Status of the Target Project

3.1	The Project Land is located in Suzhou covers total area of 133,542.4 square meters, and is for use as industrial land.

3.2	The construction of the buildings on the Project Land has been completed and the initial property registration of those buildings has been finished, with total floor area of 118,201.97 square meters.

3.3	Part of electromechanical equipment and ancillary facilities have been equipped and installed at the site of the Target Project.

3

Article 4	Transfer Price and the Payment Terms

4.1	Transfer Price

Party A and Party B hereby agree that the total price for transferring the Target Project shall be RMB254,000,000 (in words: RMB two hundred and fifty-four million) (the “Transfer Price”) , including the equipment transfer price in the amount of RMB8,000,000 (in words: RMB eight million) and real estate transfer price in the amount of RMB246,000,000 (in words: RMB two hundred and forty-six million). Party B shall pay the Transfer Price to Party A in accordance with Article 4 hereof, and Party A shall, within five (5) business days following receipt of the second installment of the Transfer Price, issue an invoice with full-amount to Party B.

4.2	Party B shall pay the Transfer Price in accordance with the following payment schedule:

a)	Party B shall, within five (5) business days following execution of this Contract, pay RMB76,200,000 (in words: RMB seventy-six million and two hundred thousand), which accounts for thirty percent (30%) of the Transfer Price, to Party A;

b)	The second installment of the Transfer Price, RMB177,800,000 (in words: RMB one hundred and seventy-seven million and eight hundred thousand), which accounts for seventy percent (70%) of the Transfer Price, shall be deposited by Party B into the bank account under the name of Party B with a bank designated by Party A within ninety (90) days following execution of this Contract on the condition that Party A has finished the works specified herein and obtained relevant certificates, or the requirements of applying for the real estate certificate (i.e. finishing the formalities of administrative examinations, application for ownership investigation, pre-application, and payment of service fees required prior to applying for the real estate certificate, in which case Party B shall provide necessary assistance) has been met. In the event that the administrative examinations required prior to applying for the real estate certificate takes more than ninety (90) days due to the internal examination process of the governmental authority, Party B may, subject to the written confirmation by both parties at such time, deposit the second installment of the Transfer Price, RMB177,800,000 (in words: RMB one hundred and seventy-seven million and eight hundred thousand), into Party B’s bank account opened in a bank designated by Party A on the business day immediately following the date when all relevant works have been completed.

4

c)	Within two (2) business days following the date when obligations specified in the preceding paragraph b) have been fulfilled, Party A and Party B shall carry necessary documents (including but not limited to relevant tax payment receipts and the real estate transfer contract signed according to the requirements of the government authority) and jointly apply for the Approval and Registration of Transfer of the Target Project with the real estate registration authority. Party B shall, on the date when the receipt indicating official acceptance of the transfer is issued by the real estate registration authority, pay the second installment of the Transfer Price, RMB177,800,000 (in words: RMB one hundred and seventy-seven million and eight hundred thousand), to the bank account designated by Party A:

In the event that the Transfer Price is to be deposited into a the designated third party escrow account according to the requirement of the government, the account for payment shall be changed as required by the government, and the payment terms of Party B shall remain subject to the provisions of this Article.

Article 5	Transaction Process

5.1	After the execution of this Contract, Party A shall be responsible for completing the applications for approval and payment of fees in accordance with the workflow specified, and Party B shall provide Party A with corresponding assistance.

5.2	Within two (2) business days following fulfillment of the obligations specified in Article 4.2 (b) hereof, Party A and Party B shall jointly apply for the Approval and Registration of Transfer of the Target Project with the Real Estate Registration Center in Suzhou Municipality. After completing the Approval and Registration of Transfer of the Target Project, the Real Estate Registration Center in Suzhou Municipality will issue to Party B the real estate registration certificate for the Target Project according to its own provisions. Party B shall go through the formalities of receiving that certificate, and Party A shall provide Party B with necessary assistance and support. The real estate right to the Target Project and real estate risks in the Target Project shall transfer on the date when the Real Estate Registration Center in Suzhou Municipality accepts the application for such real estate transfer.

Article 6	Delivery of the Target Project

Party A shall, on the date when Party B has paid up the full amount of the Transfer Price (i.e., the date when the receipt indicating official acceptance of the transfer is issued by the real estate registration authority), deliver to Party B the Target Project on an as-is basis, namely, the structure of the buildings is in good condition and safe, and the relevant pipelines and lines are in their current use and maintenance status. Party A and Party B shall execute the confirmation of delivery of the Target Project (the “Confirmation of Delivery”,) to confirm the official delivery date (the “Delivery Date”). From the Delivery Date, Party B shall take over and be responsible for maintaining, cleaning, and securing the Target Project.

5

Article 7	Representations and Warranties

7.1	Party A hereby makes the representations and warranties specified in Appendix I hereto to Party B. Such representations and warranties shall be made as of the date of execution of this Contract and shall remain true, accurate, and complete in all respects till the Delivery Date (included).

7.2	Party B hereby represents and warrants to Party A that:

(1)	Party B is a limited liability company established and validly existing in accordance with the laws of China;

(2)	Party B has the power and authority to execute this Contract and all documents hereunder, and to perform those documents according to the terms thereof;

(3)	Party B has, according to its internal organizational documents and laws, obtained all internal or external authorizations, resolutions, approvals, waivers, permits, licenses, consents, registrations, qualifications, certificates, and filings that are required for it to execute and perform this Contract and all documents hereunder and to complete the transaction contemplated herein; and

(4)	This Contract shall, upon due execution by Party B, constitute valid, legal, and binding obligations upon Party B, and be enforceable upon Party B according the terms hereof.

Article 8	Termination and Liability for Breach of This Contract

8.1	Both Party A and Party B agree that neither Party A nor Party B may unilaterally terminate this Contract for any reason, provided, however, that either Party is entitled to unilaterally terminate this Contract in accordance with the termination conditions agreed herein, or in accordance with laws and regulations of China.

8.2	In the event that the Target Project fails to be transferred to Party B due to the dispute over the ownership of the Target Project, or due to Party A’s material breach of its representations or warranties specified in Appendix I hereto and Party A fails to eliminate the obstacle of transfer within fifteen (15) business days following such event, Party B shall be entitled to terminate this Contract, and this Contract shall be terminated as of the date when Party B sends a notice of termination of this Contract to Party A. Party A shall, within fifteen (15) business days following receipt of Party B’s written notice of termination of this Contract, fully return all the Transfer Price received by Party A, and pay to Party B the liquidated damages in the amount equal to two percent (2%) of the Transfer Price (i.e., RMB5,080,000 (in words: RMB five million and eighty thousand).

6

8.3	A Party that breaches any other provision hereof shall remedy its breach in a timely manner and be liable for breach of this Contract according to the laws. In the event that any economic damage is incurred by either Party due to the other Party’s breach of this Contract, the non-breaching Party shall be entitled to damages from the breaching Party.

8.4	In the event that Party B delays or fails to make the payment of any amount hereunder payable to Party A, Party B shall pay to Party A the liquidated damages for overdue payment at the rate of fifteen percent (15%) per annum for each day of such delay. In the event that the abovementioned payment has been delayed for over fifteen (15) business days, Party A shall be entitled to terminate this Contract. This Contract shall be terminated as of the date when Party A sends a notice of termination of this Contract to Party B. Party B shall, on the date when receiving Party A’s notice of termination of this Contract, pay to Party A the liquidated damages in the amount equal to two percent (2%) of the Transfer Price (i.e., RMB5,080,000 (in words: RMB five million and eighty thousand)).

8.5	After the execution of this Contract, Party A and Party B shall cooperate with each other to complete the transaction contemplated herein as soon as possible. Where the transaction contemplated herein fails to be completed by October 31, 2017 due to any reason other than Party B’s fault, Party B shall be entitled to unilaterally terminate this Contract by notifying Party A in writing; where the transaction contemplated herein fails to be completed by October 31, 2017 due to any reason other than Party A’s fault, Party A shall be entitled to unilaterally terminate this Contract by notifying Party B in writing. Party A shall, within three (3) days after Party A receives Party B’s notice of termination of this Contract or Party B receives Party A’s notice of termination of this Contract, fully return all amounts that have been paid by Party B to Party A. In the event that Party A delays the return of such amounts, Party A shall pay to Party B the liquidated damages in the amount equal to 0.05% of the overdue amounts for each day of such delay.

Article 9	Force Majeure

9.1	In the event that either Party delays or fails to perform any of its obligations hereunder due to any force majeure event, that Party shall not be held liable for breach of this Contract for such force majeure event. A force majeure event means an event that is caused for the reasons other than the affected Party’s fault, is unforeseeable, beyond reasonable control, insurmountable, and unavoidable, and hinders or impedes, directly or indirectly, the due performance of this Contract, including but not limited to:

7

a)	War or hostile acts;

b)	Natural disasters such as earthquake, flood, typhoon, and fire; and/ or

c)	Government actions for any reasons other than the fault of Party A or Party B.

9.2	In case of any force majeure event, the affected Party shall notify in writing the other Party within fifteen (15) business days and make all reasonable efforts to resume its performance of this Contract as soon as possible after the force majeure event ceases. The time limit for the affected Party’s performance of this Contract shall be extended for a period equal to the time lost due to the force majeure event, and such time lost shall be made up, as the case may be, by accelerating the performance of this Contract.

9.3	The Parties’ obligations hereunder shall be suspended during the period when the abovementioned event lasts. Neither Party may claim for compensation from the other Party for its damages or losses of any type that arise from or are directly or indirectly attributable to the abovementioned event, provided, however, that either Party shall be entitled to terminate this Contract and the Parties' obligations hereunder shall be released completely if the such event has lasted for over ninety (90) days.

Article 10	Confidentiality

10.1	During the term hereof, each of the Parties hereby undertakes to keep confidential:

a)	All documents and materials (financial, technical, or otherwise) that are obtained by it from the other Party and are not publicly available; and

b)	Any agreement executed by the Parties on the transaction contemplated herein and any other information that is related to such transaction (including the terms and conditions of such transaction or other matters concerning such transaction).

(The items specified in paragraph (a) and (b) above are hereinafter collectively referred to as “Confidential Information”.)

Without the written consent of the other Party, neither Party may disclose any Confidential Information, in part or in whole, to any third party, except the disclosure according to the laws or as required by any governmental or administrative authority.

8

10.2	Notwithstanding the foregoing, Party A or Party B may:

a)	Disclose the Confidential Information to its senior executives, accountants, lawyers, or consultants in relation to the Target Project on a need-to-know basis as reasonably by the Disclosing Party, and such persons or entities shall abide by the confidentiality obligations hereunder, otherwise the Disclosing Party shall be jointly and severally liable;

b)	Disclose the Confidential Information according to the laws, regulations, legal procedures, court summons, civil investigation inquiries (or similar procedures), orders, ordinances, rules, requirements promulgated, issued, or enforced by any court or other judicial authorities, or other legal or similar requirements, or in relation to any judicial or administrative procedures (including the requirements for replying to any oral questions or inquiries or for providing information or documents);

c)	Disclose the Confidential Information to any governmental authority or as required by any governmental authority, to the extent the Disclosing Party deems appropriate; and

d)	Disclose the Confidential Information to any person upon written consent by the Party providing the Confidential Information (“Providing Party”).

e)	For the avoidance of doubt, the Disclosing Party means the Party that receives the information provided by the Providing Party.

10.3	Without the prior written consent of the other Party, neither Party may release any news report or public announcement on, or otherwise publicly disclose, any content of the transaction contemplated herein.

Article 11	Notice

11.1	All notices given to Party A and Party B shall be sent to their contact address or email address.

11.2	If either Party intends to change the above contact address or fax number, such Party shall notify the other Party the new contact address or fax number within five (5) days upon such change.

11.3	The notice sent by fax shall be deemed duly served on the date of dispatch; by delivery in person, when delivered to the designated place; by courier service, on the third day upon posting. In any of the above cases, if delivery is made on Saturday, Sunday or a public holiday, such notice shall be deemed duly served on the first business day thereafter.

9

Article 12	Governing Laws and Dispute Resolution

12.1	The execution, formation, effectiveness, interpretation and performance of this Contract and the resolution of all disputes arising from or in connection with this Contract shall be governed by the laws of the People’s Republic of China.

12.2	Any issue, dispute or controversy arising from the execution, performance or otherwise of this Contract between Party A and Party B shall be resolved through friendly consultation and negotiation. If the Parties fail to reach a solution within ninety (90) days after occurrence of such dispute, such issue, dispute or controversy shall be submitted to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center) for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Shanghai. The arbitration award shall be final and binding on both Parties and the Parties agree to be bound by the arbitration award and shall act accordingly. Unless as otherwise determined by the award, the costs of arbitration shall be borne by the losing party.

12.3	The Parties shall continue to perform all matters under this Agreement during the course of the arbitration, except for those provisions affected by the issues, disputes or controversy under arbitration.

Article 13	Validity of This Contract and Miscellaneous

13.1	This Contract shall come into force upon execution by the authorized representatives and with affixation of the official seals of Party A and Party B.

13.2	The interpretation of this Contract shall not be affected by the headings of each chapter and article hereof.

13.3	For the purpose of applying for and completing the Approval and Registration of Transfer, the relevant government authority will require the Parties to sign a real estate transfer contract in standard form, and both Parties agree to sign the standard format contract ("Standard Form Contract "). In the event of any conflict or discrepancy between this Contract and the Standard Form Contract, the terms and conditions of this Contract shall prevail under any circumstances. For the avoidance of doubt, regardless of any provision stipulated in the Standard Form Contract, the Standard Form Contract shall be terminated unconditionally at the same time as this Contract is terminated for any reason.

13.4	The provisions of this Contract is severable. If any provision in this contract is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect other provisions hereof.

10

13.5	This Contract shall be executed in six (6) copies, each Party holding three copies with the same legal effect.

13.6	The Parties may enter into supplementary contract on matters not included herein subject to the laws and regulations of the People’s Republic of China. The supplementary contract and the appendixes hereto shall be an integral part of this Contract and have the same legal effect as this Contract.

The appendixes to this Contract include:

Appendix I: Representations and Warranties of Party A

13.7	All rights and obligations between the Parties shall be governed by this Contract. This contract shall supersede all intentions, understandings, consultations, representations, warranties, undertakings or commitments (whether express or implied, written or oral) indicated and made by any party or its agent prior to the signing of this Contract to the other Party or its agent for the transaction hereunder.

Party A: /seal/ MCL Technology (China) Co., Ltd.

Party B: /seal/ Baotong E-Logistics Technology (Suzhou) Limited

11

Appendix I
Party A’s Representations and Warranties

1.	Existence and Power of the Company

1.1	Party A is a limited liability company established and validly existing under the laws of China.

1.2	Party A has the authority and power to execute this Contract and all documents hereunder and to perform such documents in compliance with the terms and conditions under such documents.

1.3	Party A has obtained, according to the organizational document thereof and laws, all authorizations, resolutions, approvals, waivers, permissions, consents, registrations, qualifications, recognitions and filings necessary for executing and performing this Contract and all documents hereunder and for completing the transaction contemplated herein.

1.4	This Contract has been duly signed by Party A, constitutes valid, legal and binding obligations on Party A, and may be enforced against Party A pursuant to the provisions hereof.

1.5	This Contract and the transaction contemplated herein do not and will not infringe upon or prejudice to any lawful rights or interests of any third party.

1.6	Party A is not insolvent at the present, nor will the execution of this Contract or the completion of the transaction contemplated herein lead to its insolvency. No order, application or resolution is issued or adopted, requiring of Party A’s liquidation or dissolution.

2.	Target Project

2.1	Party A is the sole and only legal and beneficiary owner of the Target Project, which is free of any mortgage, pledge, guarantee or other encumbrances. The Target Project is not subject to any court order, confiscation, detention or seal-up.

2.2	The information listed in paragraph a), Article 1 of the main body of this Contract is true, accurate and complete.

2.3	Party A has the full right to freely transfer, mortgage, lease, sell or dispose otherwise the Target Project in whole or in part, including all rights and interests in the Target Project.

12

2.4	Party A has legally obtained the corresponding land use right; the land conveyance fee relative to corresponding land use right and all other payments necessary for keeping the legal and valid title and sound condition of the Target Project have been duly paid up, and all other contractual or statutory obligations and requirements necessary for keeping the legal and valid title and sound condition of the Target Project have been duly performed and complied with.

2.5	All due and payable taxes and government charges with respect to the Target Project have been paid strictly pursuant to the laws, and no liability exists resulting from any unpaid tax or governmental charge with respect to the Target Project.

2.6	Party A has complied with applicable relevant laws in obtaining the land use right and in developing, constructing, owning, operating, using and possessing the Target Project, and has obtained appropriate documents to complete the registration of the land and building.

2.7	No change or alteration or adjustment is required in or to the planning requirements and land use conditions, including but not limited to the requirements for the floor area ratio and construction area, under the contract for conveyance of the corresponding land use right, as well as the related government licenses or other governmental approval documents.

2.8	No governmental authority intends to take back or expropriate the Target Project or intend to change the planning or purpose plan for the Target Project.

2.9	Before the Delivery Date, any and all payments (including but not limited to the utilities costs) payable to third parties in relevance to the Target Project have been duly paid in full; any and all other obligations or liabilities (whether contractual or statutory or otherwise) owed to a third party in relation to the Target Project have been properly performed and paid off.

2.10	No event, condition, law or other circumstance exists that may lead to serious infringement upon, prevention of, or otherwise influence on, the use and operation of the Target Project in whole or in part.

2.11	A Written Decision of Administrative Penalty has been duly performed by Party A, and no subsequent additional penalty has been imposed as of the Delivery Date.

13

2.12	The failure to file and register the lease contracts signed by Party A and China Telecom Corporation Limited and with Shanghai Zunyi Business Consulting Ltd. will not bring about any adverse impact on the transaction contemplated herein; in case Party B, after the Delivery Date, incurred any loss or adverse impact due to the failure to complete such filing and registration before the Delivery Date, Party A shall be liable for such damages.

3.	Legal Proceeding

3.1	There is no pending or threatening lawsuit, mediation, arbitration, other legal proceeding, administrative proceeding, governmental investigation or third-party claim that affects the Target Project or that is related to the Target Project, nor is there any event that may give rise to any such proceeding, investigation or claim.

4.	Insurance

4.1	(If applicable) With reference to the insurance contract covering the Target Project, as of the Delivery Date, there is no outstanding claim based on the insurance contract, nor is there any circumstance or event based on which any claim may be made pursuant to the insurance contract.

5.	Environmental Protection, Health and Safety

5.1	With regard to the development, construction, operation, use and possession of the Target Project, Party A strictly abides by, at all times, laws pertaining to environmental protection, health and safety, including (if applicable) but not limited to the laws and requirements on environmental impact assessment, hazardous chemicals, radioactive substances, health and safety assurance.

5.2	Party A has not received any notice alleging the violation by Party A of any laws on environmental protection, health and safety, and no circumstance exists that may lead to the issuance of such notice.

5.3	No environment, health or safety liability exists in relation to the Target Project. No act or omission of Party A has resulted in or may result in any environment, health or safety liability for any land or property adjacent to the Target Project.

14